Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Amendment to Credit Facility and

Borrowing Base Redetermination

HOUSTON, April 14, 2016—Memorial Production Partners LP (NASDAQ: MEMP) (“MEMP” or “the Partnership”) announced today that it has entered into an amendment to its revolving credit facility and has completed the semi-annual redetermination of its credit facility borrowing base. The redetermination resulted in a revised borrowing base of $925 million, a decrease of 21% from the previous level of $1,175 million. In addition, MEMP and the commercial bank lending group have agreed to amend certain terms of MEMP’s revolving credit facility. Management believes the revised credit facility will provide additional flexibility to the Partnership. Among other things, the new terms include:

•	Addition of maximum first lien secured leverage covenant of 3.25x

•	Additional restrictions on future cash distributions:

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If the total debt ratio (total debt at the time of the distribution divided by consolidated EBITDAX for the previous four quarters) is greater than 4.0x, the Partnership may only make a distribution if it has availability subject to certain liquidity and financial tests and in any such case up to a maximum total cash distribution amount of $4.15 million per quarter

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If the total debt ratio is less than 4.0x, the Partnership may only make a distribution if it has availability, pro forma for such distribution, of at least 15% of the borrowing base, but if it satisfies such tests then cash distributions are not limited to any total amount

At the end of the fourth quarter of 2015, the Partnership had a first lien secured leverage ratio of 2.5x and an estimated total debt ratio of 5.9x. While the board of directors of MEMP’s general partner has not yet made a determination on any cash distribution with respect to the first quarter of 2016, if the total debt ratio level remains above 4.0x through the first quarter of 2016, the terms of the credit facility would prohibit the Partnership from distributing greater than $4.15 million in the aggregate for such quarter. With approximately 82.9 million common units currently outstanding, the maximum possible quarterly distribution per unit in such a circumstance would be approximately $0.05 per unit, or $0.20 per unit on an annualized basis.

As of March 31, 2016, MEMP had total debt outstanding of $2.0 billion, including $1.2 billion of senior notes and $792 million under its revolving credit facility. Pro forma for the revised borrowing base, available borrowing capacity as of March 31, 2016 would have been $131 million (including $2.1 million in letters of credit).

John A. Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP commented, “I would first like to thank the twenty-eight banks in MEMP’s credit facility for their continued support during this volatile period for the entire industry. The downward revision on the borrowing base is largely attributable to the deterioration of commodity prices and was in-line with our expectations. Giving effect to the credit facility amendment announced today, along with significant cash flow generation throughout the year, MEMP should have the liquidity it needs to execute its strategies to reduce the partnership’s total leverage, which we believe will benefit all of MEMP’s stakeholders.”

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, expectations regarding cash flows, distributions and distribution rates, statements regarding MEMP’s ability to lower its leverage, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-

looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the following risks and uncertainties: the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves; risks associated with drilling activities; potential difficulties in the marketing of, and volatility in the prices for, oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of certain risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. MEMP has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact

Memorial Production Partners LP

Martyn Willsher - Treasurer

(713) 588-8346

ir@memorialpp.com